Exhibit 10.1
Harmonic Inc.
Transition and Retirement Agreement
     This Transition and Retirement Agreement (the “Agreement”) is made and entered into as of June 15, 2010 by and between Robin Dickson, (the “Employee”) and Harmonic Inc. (the “Company” and together with the Employee, collectively referred to as the “Parties”).
RECITALS
     WHEREAS, Employee served as the Chief Financial Officer of the Company through May 31, 2010;
     WHEREAS, Employee and the Company entered into a Change of Control Severance Agreement effective as of June 3, 2008, which was amended effective as of December 31, 2008 (as amended, the “Change of Control Agreement”);
     WHEREAS, effective June 1, 2010, the Company has hired Employee’s successor as Chief Financial Officer in connection with Employee’s retirement; and
     WHEREAS, the Parties mutually desire that Employee continue to provide his services to the Company as an employee until August 31, 2010 (the “Termination Date”).
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:
     1. Duties. From the date of this Agreement until the Termination Date (the “Transition Period”), Employee will continue to serve as an employee of the Company. Employee will continue to render such business and professional services in the performance of his duties in good faith as will reasonably be assigned to him by the Chief Executive Officer (the “Services”). During the Transition Period, Employee will continue to devote Employee’s full business efforts and time to the Company. For the duration of the Transition Period, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer (which approval will not be unreasonably withheld); provided, however, that Employee may, without the approval of the Chief Executive Officer, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Employee’s obligations to the Company.
     2. Term and Termination. The term of this Agreement will begin on the date of this Agreement and will continue until the Termination Date. Employee and the Company agree that Employee’s employment with the Company continues to constitute “at-will” employment. Employee and the Company acknowledge that this Agreement and their employment relationship may be terminated at any time, upon written notice to the other, with or without good cause or for any or no cause, at the option of either the Company or Employee. However, as described in this Agreement, Employee may be entitled to severance benefits. On the Termination Date, Employee will retire as an employee of the Company.

     3. Compensation During the Transition Period. Until the Termination Date, the Company agrees to pay Employee his normal standard compensation and benefits as in effect as of the date of this Agreement.
     4. Severance Benefits.
          (a) If Employee’s employment with the Company (i) terminates on the Termination Date or (ii) is terminated by the Company prior to such date, other than as a result of Employee refusing or failing to perform his duties as an Employee breaching any material provision of this Agreement, and Employee is not entitled to receive the severance benefits set forth in Section 3(a) of the Change of Control Agreement upon his termination of employment then, subject to Section 6 below, Employee shall be entitled to receive the following benefits:
               (i) Severance Payment. A cash payment in an amount equal to Nine Hundred Thousand Dollars ($900,000); and
               (ii) Continued Employee Benefits. One hundred percent (100%) Company-paid health and dental insurance coverage at the same level of coverage as was provided to Employee immediately prior to the termination of employment (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the termination of employment, such dependent shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) eighteen (18) months from the Termination Date, or (ii) the date that Employee and his dependents become covered under another employer’s group health or dental insurance plans. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his dependent shall be the date upon which the Company-Paid Coverage terminates.
          (b) Notwithstanding the foregoing, in the event that (i) the Company terminates this Agreement because Employee refuses or is unable to perform the Services or is in breach of any material provision of this Agreement, or (ii) Employee voluntarily terminates his employment prior to the Termination Date, then Employee shall not be entitled to receive any severance or other benefits pursuant to this Agreement or otherwise.
          (c) Further, this Agreement is intended to represent Employee’s sole entitlement to severance payments and benefits in connection with the termination of his employment and supersedes and replaces all prior written and oral agreements between the Parties regarding severance payments and benefits. For purposes of clarification, if a Change in Control of the Company occurs and Employee’s employment terminates, Employee will only be entitled to the payments set forth above in Section 4(a).
     5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Section 4(a) shall be either

          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by a nationally recognized “Big Four” accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Employee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
     6. Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 4(a) will be subject to Employee signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the Termination Date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.
     7. Section 409A.
          (a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

          (b) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by Section 7(c) of this Agreement. Except as required by Section 7(c) of this Agreement, any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement.
          (c) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
          (d) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (a) above.
          (e) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Employee’s annual compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of his or her separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurred.
          (f) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

     8. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.
     9. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same, with the exception of the Change of Control Agreement.
          (d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (e) Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California and the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to choice of law principles.
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	HARMONIC INC.
	By:	/s/ Patrick Harshman
Title: President & CEO
Date: June 15, 2010

EMPLOYEE		Name: Robin N. Dickson
Date: June 15, 2010